Exhibit 99.e.(iii)

AMENDMENT NUMBER 1 TO

PRINCIPAL UNDERWRITING AGREEMENT

Pursuant to the Principal Underwriting Agreement amongst Hartford Funds Distributors, LLC (formerly known as Hartford Investment Financial Services, LLC), The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. dated January 1, 2013, Hartford Duration-Hedged Strategic Income Fund and Hartford Real Total Return Fund (together, the “Funds”) are hereby included as new Funds, to which all provisions in the Agreement shall apply.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of November 22, 2013.

The Hartford Mutual Funds, Inc.

By:	/s/ Tamara L. Fagely
Tamara L. Fagely, Vice President

The Hartford Mutual Funds II, Inc.

By:	/s/ Tamara L. Fagely
Tamara L. Fagely, Vice President

Agreed to and Accepted:

Hartford Funds Distributors, LLC

By:	/s/ Tamara L. Fagely
Tamara L. Fagely, Chief Operating Officer